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Excerpt from April 24, 2013 Hess Corporation First Quarter Earnings Call

Operator: Thank you for your questions, ladies and gentlemen. I would now like to turn the call over to Mr. John Hess for the closing remarks.

John Hess: Thank you. In closing, I'd like to say that we are excited about the opportunities for Hess and our shareholders. You've just heard how well we did in the first quarter, both operationally and in terms of our strategic repositioning. We are on track to complete our transformation into a pure play E&P company, and are also making steady progress towards increasing our future production at a compound average annual growth rate of 5% to 8%, as forecast on March 4.

Just as importantly, we expect to begin returning capital to shareholders, as John Rielly talked about, in the second half of this year as a consequence of these actions. We also have a wonderful opportunity to add a world-class slate of new and independent directors to our Board.

John Krenicki is the former Vice Chairman of GE, former President and CEO of GE Energy, and a partner at Clayton, Dubilier. Kevin Meyers was the Senior Executive ConocoPhillips that led their US E&P business, transformed it, and spearheaded development of their US unconventional plays. Fred Reynolds is one of the best CFOs in corporate America. He created tremendous value at CBS and later Viacom, transforming those companies and making them leaders in returning capital to shareholders, and is Lead Independent Director at AOL.

Bill Schrader is the person BP put in charge of its best and most valued E&P assets, including ACG and Azerbaijan, BP exploration Angola, TNK-BP in Russia. And Mark Williams is well-known as one of the best oil and gas executives in the industry. He was on the Executive Committee of Royal Dutch Shell, and has spent two-thirds of his 33-year career in the upstream and midstream businesses.

Their objectivity and counsel have already been a tremendous addition to our Company, and all of us at Hess look forward to continuing to benefit from their extensive experience in the future. Finally, I'd like to thank our shareholders for their thoughtful input and continued support. Thank you very much.